                                                           File Number 70-8981


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                Amendment No. 3
                                      to
                                   Form U-1

               APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                          HOLDING COMPANY ACT OF 1935

                                      By

                       CONSOLIDATED NATURAL GAS COMPANY
                                   CNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199

                 (a registered holding company and the direct
                    or indirect parent of the other parties)


                        CNG ENERGY SERVICES CORPORATION
                               CNG POWER COMPANY
                             One Park Ridge Center
                                P.O. Box 15746
                      Pittsburgh, Pennsylvania 15244-0746


                  Names and addresses of agents for service:

                     S. E. WILLIAMS, Senior Vice President
                              and General Counsel
                       Consolidated Natural Gas Company
                                   CNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199


                       N. F. CHANDLER, General Attorney
                Consolidated Natural Gas Service Company, Inc.
                                   CNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199
       2                                              File Number 70-8981


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                Amendment No. 3
                                      to
                                   FORM U-1

               APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                          HOLDING COMPANY ACT OF 1935




     Consolidated Natural Gas Company et al. hereby amend the application-

declaration under the above file number as follows.




Item 1. Description of Proposed Transaction
        ___________________________________


      The first sentence under "GUARANTEES AND OTHER CREDIT SUPPORT" on page 4 of Amendment No. 2 to the application-declaration is changed to read as follows:



          "Application is made for Consolidated, Energy Services, CNG Power and

     Intermediate Companies to enter guarantee arrangements, obtain letters of credit, and otherwise provide credit support with respect to EWG related obligations of their respective subsidiaries (including EWGs themselves)

     to third parties as may be needed and appropriate."









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Item 6.  Exhibits and Financial Statements
         _________________________________


      The following exhibit is made a part of this statement:


      (a)  Exhibits


      F Opinion of counsel for Consolidated, Energy Services and CNG Power.



                                   SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their respective behalf by the undersigned thereunto duly authorized.


                                  CONSOLIDATED NATURAL GAS COMPANY

                                  By  D. M. Westfall

                                  Senior Vice President
                                  and Chief Financial Officer


                                  CNG ENERGY SERVICES CORPORATION
                                  CNG POWER COMPANY

                                  By N. F. Chandler
                                  Their attorney




Date: January 7, 1998